                                                                   Exhibit 99.4

        WHEREAS, Harcourt General, Inc. ("HGI") has acquired the 83% of Steck-Vaughn Publishing Company ("SVPC") previously owned by National Education Corporation ("NEC");

        WHEREAS, HGI intends, consistent with the May 30, 1997 agreement with SVPC, to effectuate a merger to cash out the holders of shares of common stock of SVPC not held by HGI and to that effect has delivered to the Independent Committee of Disinterested Directors of the Board of SVPC ("Independent Committee") a merger proposal to acquire such shares at $14.00 per share;

        WHEREAS, the Independent Committee expects diligently to examine the merger proposal and to respond promptly consistent with the fiduciary duties of its members;

        WHEREAS, pending that merger, HGI wishes to have its senior executives promptly elected to replace the current senior executives of SVPC in order to begin implementing its business plans for SVPC;

        WHEREAS, the directors of SVPC other than those who are HGI affiliates, acting for the benefit of the SVPC shareholders other than HGI, are willing to elect the HGI officers to the SVPC positions upon receipt of certain assurances to protect the interest of the holders of the shares of SVPC not currently owned by HGI or its affiliates;

        WHEREAS HGI has assured those SVPC directors that it is willing to assume the risk of a diminution in value that might be attributable to the decisions of its officers;

        NOW THEREFORE, BASED UPON THE FOREGOING, IT IS AGREED AMONG HGI, SVPC, AND THE DIRECTORS OF SVPC WHO ARE UNAFFILIATED WITH HGI, ACTING SOLELY FOR THE BENEFIT OF THE SHAREHOLDERS OF SVPC OTHER THAN HGI, AS FOLLOWS:


        1.  HGI agrees:

            a. that it will not attempt to effectuate any transaction(s) contemplated by the May 30, 1997 agreement with SVPC pursuant to which it would acquire any SVPC shares not now owned by it at a price less than the fair value (as defined below) of SVPC shares as of May 30, 1997; and

            b. that the Special Committee of SVPC created pursuant to the agreement of May 30, 1997 between HGI and SVPC may use May 31, 1997 as the date as of which to determine the minimum fair market value of the minority interest in SVPC, and

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        c.  that if, after the Independent Committee of SVPC approves as fair a merger transaction involving an affiliate of HGI, any shareholder(s) ultimately pursue appraisal rights after its consummation, HGI will not contest an assertion in the appraisal proceeding that the fair value (as defined below) of SVPC should not be less than it was as of May 30, 1997; and

        c. "Fair value" as used herein shall be identical to that term as used in 8 Del. C. Sec. 262(h).

     2. In consideration of the foregoing agreements, the directors of SVPC not affiliated with HGI agree promptly to accept the resignation of all current officers of SVPC, and to vote to elect the following to replace the current officers of SVPC:


        Richard A. Smith        Chairman of the Board and Chief Executive Officer
        Brian J. Knez           President
        John R. Cook            Senior Vice President & Chief Financial Officer
        Eric P. Geller          Senior Vice President, General Counsel and Secretary
        James P. Levy           Vice President and Chief Operating Officer
        Peter Farwell           Vice President - Corporate Relations
        Paul F. Gibbons         Vice President and Treasurer
        Gerald T. Hughes        Vice President - Human Resources
        Michael Panutich        Vice President - General Auditor
        Stephen C. Richards     Vice President and Controller
        Robert A. Licht         Assistant Secretary
        Phillip C. Maynard      Assistant Secretary
        Robert R. Holmen        Assistant Secretary


/s/  Eric Geller                Unaffiliated Directors of Steck
---------------------------      Vaughn Publishing Company
For Harcourt General, Inc.
Senior Vice President,
General Counsel and Secretary

/s/  Eric Geller                /s/  Leonard W. Jaffe
---------------------------     ------------------------------------
For Steck Vaughn Publishing
Company
Senior Vice President,
General Counsel and Secretary   /s/  Manuel J. Justiz
                                ------------------------------------
                                Manuel J. Justiz

                                /s/  N. Colin Lind
                                ------------------------------------
                                N. Colin Lind

                                /s/  Michael R. Klein
                                ------------------------------------
                                Michael R. Klein